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                                                    RULE 424(b)(3)
                                        REGISTRATION NO. 333-40669

                         PRICING SUPPLEMENT NO. 21
                    TO PROSPECTUS DATED December 10, 1997
                  (As supplemented December 12, 1997)

                 INTERNATIONAL BUSINESS MACHINES CORPORATION

                          MEDIUM-TERM NOTES
                         (Floating Rate Note)
             (Due One Year or More from date of issue)

Designation: Floating Rate                Original Issue Date:
Medium-Term Notes due October 19, 1999       October 19, 1998

Principal Amount:  $100,000,000           Maturity Date:
                                             October 19, 1999

Issue Price (as a percentage of           Regular Record Dates:
Principal Amount): 99.986%                Fifteenth calendar day
                                          whether or not a
Interest Rate Base:  LIBOR (3 MONTH)      Business Day prior to
                                          the corresponding
Spread:  MINUS 0.05%                      Interest Payment Date

Initial Interest Rate:  5.29328%          Interest Payment Dates:
                                          January 19, 1999
                                          April 19, 1999
Redemption Provisions:  None              July 19, 1999 and
                                          the Maturity Date
Commission or Discount (as
a percentage of Principal
Amount): 0.014%                           Interest Reset Dates:
                                          Each Interest Payment
CUSIP:  459 20Q BN3                       Date (other than the
                                          Maturity Date)
Index Maturity:   3 month

Designated LIBOR Page:                    Interest Reset Period:
Telerate Page 3750                        Quarterly



Interest Determination
Dates: Second London
Banking Day preceding
each Interest Reset Date
                                            Form:[X] Book-Entry
                                                 [ ] Certificated


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     This is a Pricing Supplement.  It adds to, or 'supplements' the description of the Notes referred to in the accompanying Prospectus Supplement and Prospectus. It provides pricing information, as well as other specific information of interest about the Notes. The Pricing Supplement also amends the Prospectus Supplement and Prospectus to the extent it is not consistent with the terms contained in the Prospectus Supplement and Prospectus.

INTEREST

     The Notes will bear interest at a rate reset on the Interest Reset Dates which are specified above. The interest rate in effect from the Original Issue Date to the first Interest Reset Date for the Notes will be the Initial Interest Rate. Thereafter, the interest rate per annum on the Notes for each Interest Reset Period will be determined at the rate for Three (3) month LIBOR minus a Spread of five basis points (0.05%).

     Interest on the Notes will be calculated based on the actual number of days elapsed over a year of 360 days. The Calculation Agent for the Notes will be The Chase Manhattan Bank.

     If any Interest Payment Date or any Interest Reset Date would otherwise be a day that is not a Business Day, that date will be postponed to the next day that is a Business Day. However, if that day falls in the next calendar month, the Interest Payment Date or Interest Reset Date will be advanced to the first preceding day that is a Business Day.

     A "Business Day" as described in this Pricing Supplement and in the accompanying Prospectus Supplement, means any day on which commercial banks and foreign exchange markets settle payments in The City of New York, and is a day on which dealings in deposits in U.S. Dollars are transacted in the London interbank market (a 'London Banking Day').

     Other capitalized terms which are used but which are not defined in this Pricing Supplement have the meanings assigned to them in the accompanying Prospectus Supplement and Prospectus.

 PLAN OF DISTRIBUTION

     The Notes will be sold to Morgan Stanley & Co. Incorporated for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated: October 13, 1998